Exhibit 99.1

Letter Agreement between Ceasar N. Anquillare and Kensey Nash Corporation

March 12, 2009

Via electronic mail

Ceasar Anquillare

c/o Winchester Capital

Winchester House

445 Orange Street

New Haven, CT 06511

Re:	Resignation

Dear Ceasar:

We understand that, pursuant to our discussions, you intend to resign today from the Board of Directors (the “Board”) of Kensey Nash Corporation (the “Company”) in order to pursue other corporate opportunities. The Board hereby agrees to accept such resignation, effective immediately upon its submission in writing, Further, in connection with your resignation, and in recognition of your dedicated service to the Company, in particular your service during the current fiscal year, the Company hereby agrees to the following:

1) Effective upon your resignation from the Board, 1,305 shares of the restricted common stock of the Company issued to you by the Company on December 5, 2007 pursuant to the Company’s Amended and Restated Employee Incentive Compensation Plan (the “Plan”), and 2,164 shares of the restricted common stock of the Company issued by the Company to you on December 10, 2008 (in each case representing the shares that would have vested in 2009 if you had remained as a director of the Company on the applicable vesting dates in 2009) will immediately vest and no longer be subject to forfeiture. The remaining unvested shares of restricted common stock of the Company issued by the Company to you under the Plan will be forfeited back to the Company and will be cancelled.

2) The Company shall purchase from you, and you shall sell to the Company, all 4,775 shares of restricted common stock of the Company issued by the Company to you pursuant to the Plan that have previously vested or vest on the date hereof. The purchase price for such shares shall be a total of $94,115.25 (or $19.71 per share, which equals the arithmetic average of the closing price per share of the common stock of the Company on the Nasdaq Global Select Market on each of the 30 trading days ending on March 5, 2009, the date immediately preceding the day the Company and you reached a preliminary understanding as to the economic terms described in this letter). Such shares shall be retained by, or delivered by you to, the Company, and in the case of shares vesting on the date hereof, shall not be delivered to you upon such vesting. The purchase price for such shares shall be paid by the Company to you promptly after the date hereof (subject in the case of shares previously delivered to you, to your delivery of such shares back to the Company).

Of course, as you know, the foregoing agreements are subject to, and contingent upon, your submission in writing of your immediately effective resignation from the Board (including all committees thereof) on the date hereof.

We further agree that the Company’s public announcement of your resignation shall be substantially similar to Exhibit “A” attached hereto and that any further disclosures will be submitted for your timely approval prior to publication. We also (a) confirm that you are entitled to indemnification with respect to your actions as a director of the Company as and to the extent provided by the Delaware General Corporation Law and the Company’s Certificate of Incorporation (as amended and in effect on the date hereof) and agree not to amend such Certificate of Incorporation after the date hereof in any manner that adversely affects your indemnification rights thereunder, and (b) confirm that you are covered by director and officer liability insurance with respect to your actions as a director of the Company and agree to notify you of any reduction in such coverage after the date hereof.

The provisions hereof shall be governed by the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws, and may be executed in counterparts, which may be delivered by facsimile or other form of electronic transmission.

We thank you for your efforts to promote the success of the Company as a Board member and wish you well in your future endeavors.

KENSEY NASH CORPORATION

By:	/s/ Joseph W. Kaufmann

ACKNOWLEDGED AND ACCEPTED
this 12th day of March, 2009

/s/ Ceasar Anquillare
Ceasar Anquillare

EXHIBIT “A”

CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH ANNOUNCES DIRECTOR RESIGNATION

EXTON, PA, March 12, 2009 — Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today announced the resignation of Mr. Ceasar N. Anquillare from its Board of Directors. Mr. Anquillare is the Chairman and Chief Executive Officer of Winchester Capital.

Mr. Anquillare became a director of the Company in December 2007, after he was nominated for election by the Board at the Company’s 2007 annual meeting of stockholder, pursuant to a settlement agreement entered into with Ramius LLC (f/k/a Ramius Capital Group, L.L.C.) and certain of its affiliates. Mr. Anquillare was a member of the Audit Committee.

“On behalf of the Board, I would like to thank Ceasar for his service and contributions to Kensey Nash and wish him well with his future endeavors,” stated Walter R. Maupay, Jr., Chairman of the Board.

“It has been a pleasure to serve on the Board of Kensey Nash. I am leaving the Board so that I may pursue other corporate opportunities. I wish management and the Board every future success in the implementation of their growth strategies.” commented Ceasar Anquillare.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.